Exhibit 10.33
TechTarget, Inc.
Amended and Restated Restricted Stock Unit Agreement
dated August 10, 2009, by and between the Registrant and Michael Cotoia
This AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made as of August 10, 2009 (the “Effective Date”) and amends and restates that certain Restricted Stock Unit Agreement dated as of January 2, 2009 “(Grant Date”) between TechTarget, Inc., a Delaware corporation (the “Company”), and Michael Cotoia (the “Participant”).
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1. Issuance of RSUs. In consideration of services rendered or to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2007 Stock Option and Incentive Plan (the “Plan”), One Hundred Twenty Five Thousand (125,000) restricted stock units (the “RSUs”), each representing the right to receive one share of common stock, $0.001 par value, of the Company (“Common Stock”). The shares of Common Stock that are issuable with respect to the RSUs are referred to in this Agreement as “Shares”. The Participant agrees that the RSUs shall be subject to the forfeiture provisions set forth in Section 2 of this Agreement, the restrictions on transfer set forth in Section 3 of this Agreement, and the distribution provisions set forth in Section 4 of this Agreement and Appendix A attached hereto.
2. Vesting. The RSUs shall vest in accordance with the following provisions of this Section 2 of the Agreement:
(a) in the event that the Company’s Adjusted EBITDA (defined as earnings before net interest, income taxes, depreciation and amortization, as further adjusted for stock-based compensation) is greater than zero (the “Performance Metric”) in Fiscal Year 2009 then, on the date on which the Company’s Compensation Committee of its Board of Directors certifies that the Performance Metric has been achieved based on reasonable evidence produced by the Company (the “Initial Vesting Trigger Date”), twenty-five percent (25%) of the total amount of the RSUs shall vest and, thereafter, upon the conclusion of each ninety-one (91) day period following the initial anniversary of the Grant Date, the RSUs shall vest in additional six and a quarter percent (6.25%) increments such that on the fourth anniversary of the Grant Date, the RSUs grant shall be fully-vested; provided, however; in the event that the Company’s 2009 Adjusted EBITDA is less than zero, then the Initial Vesting Trigger Date for these RSUs shall be delayed until the Initial Vesting Trigger Date following the end of the first fiscal year thereafter in which the Performance Metric is achieved such that the initial twenty-five percent (25%) of the total amount of the RSUs shall vest thereupon, with the balance of the vesting thereof to follow the same schedule thereafter as contemplated above (i.e., 6.25% on each 91-day period following the applicable anniversary of the Grant Date); provided, further, that, in the event that the financial results of the Company do not result in it producing Adjusted EBITDA greater than zero for the fiscal year ending December 31, 2011, these RSUs shall expire and thereupon terminate.

(b) In the event that the Participant ceases to be employed by the Company for any reason or no reason, with or without cause, prior to the anniversary of the Grant Date that precedes the fourth anniversary of the Initial Vesting Trigger Date, any Unvested RSUs (as defined below) shall, subject to the acceleration provisions hereof, be automatically forfeited to the Company. “Unvested RSUs” means the total number of RSUs multiplied by the Applicable Percentage at the time such RSUs are forfeited or such other applicable measurement date. The “Applicable Percentage” shall be (i) 100% until the Initial Vesting Trigger Date, (ii) 75% less 6.25% for each 91 days of employment completed by the Participant with the Company from and after the applicable anniversary of the Grant Date as described in Section 2(a), and (iii) zero on or after the anniversary of Grant Date that precedes the fourth anniversary of the Initial Vesting Trigger Date. The total number of Unvested RSUs that become vested on each vesting date shall be referred to as a “Vesting Tranche”.
(c) Notwithstanding the terms of Section 2(a) above, in the event:
(1) of the consummation a transaction resulting in a “change in control” of the Company within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), all Unvested RSUs shall immediately and without further action be deemed to be fully-vested; or
(2) of (I) termination of the Participant’s employment either (i) by the Company “without reason” (as defined below) or (ii) by the Participant for “good reason” (as defined below) or (II) the death or disability (as reasonably determined by the Company) of the Participant, the Unvested RSUs shall vest as follows: for each year that the Participant has been employed by the Company in any capacity, an additional ten percent (10%) of all then unvested restricted stock units that have been granted to the Participant shall become immediately, and without further action, vested and shall be delivered to the Participant in accordance with the terms of this Agreement; provided, that, in the event that such termination occurs during the period beginning with the January 2 of the fiscal year in which the Performance Metric is achieved and ending on the Initial Vesting Trigger Date, then the initial 25% tranche of this RSU grant shall vest on the Initial Vesting Trigger Date and the balance of the Unvested RSUs shall be subject to the foregoing vesting terms in this Section 2.(c)(2).
For purposes hereof, the following terms shall have the following meanings:
(A) “without reason” shall mean termination of the Participant’s employment other than for (i) any act, whether or not involving the Company, of fraud or gross misconduct; (ii) the commission by the Participant of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (iii) gross negligence or willful misconduct of the Participant with respect to the Company; and
(B) “good reason” shall mean (i) a material reduction of the Participant’s annual base salary and/or annual target bonus other than a such reduction that is similar to a reduction made to such salary and/or target bonus of all other senior executives of the Company, (ii) a change in the Participant’s responsibilities and/or duties which constitutes a demotion (iii) the failure of any successor in interest to the business of the Company to assume the Participant’s obligations under this Agreement; or (iv) the relocation of the offices at which the Executive is principally employed to a location more than 50 miles from such offices, which relocation is not approved by the Participant.
(d) Any RSUs that become vested pursuant to Sections 2(b) or 2(c) shall be treated as a Vesting Tranche and shall be distributed in accordance with Section 4 hereof. Notwithstanding anything herein to the contrary, if the RSUs do not vest as set forth in Section 2 or as otherwise provided in any other agreement with the Company or any parent or subsidiary of the Company, the RSUs shall automatically be forfeited to the Company.
(e) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.
3. Restrictions on Transfer.
(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, until such RSUs have vested and the Shares issuable with respect thereto have been distributed in accordance with Section 4 of this Agreement.
(b) The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.
4. Distribution of Shares.
(a) Each Vesting Tranche will be distributed by the Company to the Participant (or to the Participant’s estate in the event that his death occurs after a vesting date but before distribution of the corresponding Shares) on the earliest to occur of one of the Permissible Events described in Section 4(b) below on which date (the “Distribution Date”), the Participant (or his estate) shall become the owner of the Shares for all purposes. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Distribution Date occurs because of the termination of the Participant’s employment and the Participant is deemed to be a “specified employee” as defined under Section 409A, then the Distribution Date shall be the date that is six months plus one day after the date of termination.
(b) For purposes of this Agreement, “Permissible Event” shall be the occurrence of one of the following: (i) the Participant’s “separation from service” (within the meaning of Section 409A) for any reason, (ii) the Participant becoming disabled within the meaning of Section 409A, (iii) the death of the Participant, (iv) the occurrence of a “change in control” of the Company within the meaning of Section 409A, and (v) the date set forth on Appendix A attached hereto for each such Vesting Tranche.

(c) Neither the Company nor the Participant shall have any right to accelerate or defer distribution of the Shares, except to the extent expressly permitted or required by Section 409A. Each Vesting Tranche shall be treated as a separate payment for purposes of Section 409A.
(d) Notwithstanding the foregoing, the Company shall not be obligated to issue to the Participant the Shares upon the Distribution Date unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
5. Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
6. Withholding Taxes.
(a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local, provincial or other taxes of any kind required by law to be withheld with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions.
(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local, provincial and other tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
7. Miscellaneous.
(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions and continuing service as an employee at the will of the Company (not through the act of being hired or being granted the RSUs hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.
(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.
(e) Notice. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its office at 117 Kendrick Street, Needham, MA 02494. Each notice to the Participant shall be addressed to the Participant at the Participant’s last known address.
(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.
(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.
(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
(j) Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.
(k) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

(1) Delivery of Certificates. Subject to Section 4, the Participant may request that the Company deliver the Shares in certificated form with respect to any Shares underlying RSUs that are delivered upon the Distribution Date.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TECHTARGET, INC.
By:	/s/ Rick Olin
	Name:	Rick Olin
	Title:	V. P. & General Counsel

Participant:
/s/ Michael Cotoia
Print Name: Michael Cotoia
Address: 16 Boundary Stone Road Sutton MA 01590

Appendix A